Exhibit 5.2

[LETTERHEAD OF LEWIS ROCA ROTHGERBER CHRISTIE LLP]

May 25, 2017

First Busey Corporation

100 West University Avenue

Champaign, Illinois 61820

Re:                             $40,000,000 3.75% Senior Notes due 2022 and

$60,000,000 Fixed-to-Floating Rate Subordinated Notes due 2027

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-199442 (the “Registration Statement”), filed by First Busey Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on October 17, 2014, pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement was declared effective by the Commission on October 29, 2014.  Pursuant to the Registration Statement, the Company is issuing $40,000,000 aggregate principal amount of the Company’s 3.75% Senior Notes due 2022 and $60,000,000 000 aggregate principal amount of the Company’s Fixed-to-Floating Rate Subordinated Notes due 2027 (collectively, the “Securities”). The Securities are being issued under the Indenture, dated as of May 25, 2017, as supplemented by the First Supplemental Indenture, dated as of May 25, 2017, and the Second Supplemental Indenture, dated as of May 25, 2017, (collectively, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Securities are to be sold by the Company pursuant to an underwriting agreement dated May 18, 2017 (the “Underwriting Agreement”), between the Company, U.S. Bancorp Investments, Inc. and Sandler O’Neill & Partners, L.P.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have made such legal and factual investigations as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Registration Statement; (b) the Indenture; (c) the Underwriting Agreement; (d) the Securities in global form; and (e) the resolutions adopted by the board of directors of the Company and the pricing committee established by such board relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Securities by the Company.  In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that:

(i)             The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

(ii)          Each of the Base Indenture, the Supplemental Indentures, the Securities and the Underwriting Agreement has been duly and validly authorized, executed and delivered by the Company.

(iii)       The Company has duly authorized the issuance of the Securities, and the Company has full corporate power and authority to issue the Securities and to perform its obligations under the Base Indenture, the Supplemental Indentures, the Securities and the Underwriting Agreement.

Our opinion set forth above is subject to the following exceptions: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and we express no opinion as to waivers of broadly or vaguely stated rights.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of Nevada (excluding the securities laws of the State of Nevada), including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. We assume no obligation to update this opinion letter after the date that the Registration Statement is initially declared effective or otherwise advise you with respect to any facts or circumstances or changes in law that may occur or come to our attention after such date (even though the change may affect the legal conclusions stated in this opinion letter).

We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which exhibit will be incorporated by reference into the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.  Barack Ferrazzano Kirschbaum & Nagelberg LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of issuing its opinion letter to the Company relating to the registration of the Securities, as filed with the Commission.

Very truly yours,

/s/ Lewis Roca Rothgerber Christie LLP

LEWIS ROCA ROTHGERBER CHRISTIE LLP